Exhibit 99.1
Equity Office Properties Trust
1997 Non-Qualified Employee Share Purchase Plan
Financial Statements
As of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005
Contents

Page
Report of Independent Registered Public Accounting Firm	2

Financial Statements and Notes	3

Report of Independent Registered Public Accounting Firm
Compensation and Option Committee of the Board of Trustees
of Equity Office Properties Trust
1997 Non-Qualified Employee Share Purchase Plan
We have audited the accompanying statements of financial condition of the Equity Office Properties Trust 1997 Non-Qualified Share Purchase Plan (“Plan”), as amended, as of December 31, 2005 and 2004, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 2005 and 2004, and the income and changes plan equity for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Chicago, Illinois
February 9, 2006	/s/ Ernst & Young, LLP

Equity Office Properties Trust
1997 Non-Qualified Employee Share Purchase Plan
Statements of Financial Condition

	December 31,
	2005	2004

ASSETS:
Receivable from Equity Office Properties Trust for participant contributions	$225,600	$224,000

Total Plan assets	$225,600	$224,000

EQUITY:
Participant contributions	$225,600	$224,000

Total Plan equity	$225,600	$224,000

See accompanying notes.

Equity Office Properties Trust
1997 Non-Qualified Employee Share Purchase Plan
Statements of Income and Changes in Plan Equity

	For the year ended December 31,
	2005	2004	2003

Plan equity at beginning of year	$224,000	$152,900	$144,000

Additions:
Participant contributions, net of refunds	2,246,600	2,013,600	2,108,600
Plan Sponsor contributions	485,900	403,800	475,900

Total additions	2,732,500	2,417,400	2,584,500

Deductions:
Purchase of and distributions to Participants of Common Shares	(2,730,900)	(2,346,300)	(2,575,600)

Total deductions	(2,730,900)	(2,346,300)	(2,575,600)

Plan equity at end of year	$225,600	$224,000	$152,900

See accompanying notes.

Equity Office Properties Trust
1997 Non-Qualified Employee Share Purchase Plan
Notes to Financial Statements
NOTE 1 — DESCRIPTION OF PLAN
The following description of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended, (the “Plan”) provides only general information. Participants should refer to the text of the Plan and the Plan prospectus for a complete description of the Plan’s provisions. Equity Office Properties Trust (“Equity Office”) is the Plan sponsor (the “Sponsor”). The Plan was effective January 1, 1998.
The Plan was adopted by Equity Office in 1997 to encourage eligible employees and eligible trustees (“Participants”) to purchase Equity Office’s common shares of beneficial interest, $0.01 par value per share (“Common Shares”) in the belief that a Participant’s ownership of Common Shares will increase his or her interest in the success of Equity Office. A Participant is eligible to participate in the Plan for a Purchase Period (as defined below) if he or she serves on the Board of Trustees of Equity Office or has been so employed by Equity Office or its subsidiaries, for at least 31 days, and is regularly scheduled to work 20 or more hours each week. Effective December 7, 2004, the 31-day waiting period was eliminated. The minimum amount a Participant can contribute is $10 per pay period. The maximum amount a Participant can contribute is 20% of gross pay per pay period, up to $100,000 per calendar year. Contributions are held by the Sponsor and reported in the participant accounts. All contributions are fully vested.
At the end of each Purchase Period (as defined in Note 3), Participant’s contributions are used to purchase Common Shares. Effective with the December 1, 2003 Purchase Period, each Purchase Period lasts for three months. The price to the Participant for the Common Shares (“Purchase Price”) will be 85% of the lesser of: (i) the Closing Price (as defined below) for a Common Share as of the last business day of the applicable Purchase Period; or (ii) the Average Closing Price (as defined below) of a Common Share during the Purchase Period. The Closing Price is the price reported for the Common Share in the Wall Street Journal, or another publication designated by the Compensation and Option Committee of the Board of Trustees of Equity Office (the “Committee”), for the applicable business day. The Average Closing Price is the average of the Closing Prices for all business days during the Purchase Period. The number of Common Shares purchased is calculated on a per Participant basis by dividing the contributions made by each Participant during the Purchase Period by the Purchase Price. Any amounts that are insufficient to purchase a whole Common Share are applied to purchase shares in the next Purchase Period.
Employer contributions represent the discount or aggregate difference between the market price of the Common Shares on the day the Common Shares are acquired and the discount purchase price established at the end of the purchase period. Such contributions also represent taxable income to the Participant.
The Common Shares purchased on behalf of each Participant are uncertificated and are recorded as a book entry. Accordingly, all Common Shares purchased under the provisions of the Plan are immediately distributed to the Participants.
Any disposition by Participants of his or her Common Shares which were owned for less than one year are subject to the restrictions set forth in the Plan.
Equity Office has reserved 2,000,000 Common Shares for participants under the Plan.
The Plan may be amended or terminated by the Committee or the Board of Trustees of Equity Office at any time. Amounts available in Participants’ accounts would either be used to purchase Common Shares or returned to the Participants.

NOTE 2 — SUMMARY OF ACCOUNTING POLICIES
Accounting Method
The accounting records of the Plan are maintained on the accrual basis. Common Shares are purchased after the end of each Purchase Period and accounted for in the respective Purchase Periods.
Expenses
Equity Office pays administrative expenses of the Plan.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
NOTE 3 — DISTRIBUTIONS
A summary of the Common Shares purchased and distributed during the years ended December 31, 2005, 2004 and 2003 for each Purchase Period is as follows:

	Participant			Market Value of Common	Common Shares
	Contributions,	Employer		Shares Purchased and	Purchased and
Purchase Period	net of Refunds	Contributions	Total	Distributed per share	Distributed

Fiscal year end 2005:
1/1/05 to 2/28/05	$287,900	$108,100	$396,000	$29.87	20,759
3/1/05 to 5/31/05	806,400	199,600	1,006,000	33.01	30,477
6/1/05 to 8/31/05	474,500	85,600	560,100	33.42	16,761
9/1/05 to 11/30/05	452,200	92,600	544,800	31.93	17,064
12/1/05 to 12/31/05 (1)	225,600	—	225,600		—

Total	$2,246,600	$485,900	$2,732,500		85,061

Fiscal year end 2004:
1/1/04 to 2/29/04	$353,300	$110,200	$463,500	$29.54	20,872
3/1/04 to 5/31/04	466,100	82,100	548,200	26.95	20,342
6/1/04 to 8/31/04	495,200	119,100	614,300	28.37	21,651
9/1/04 to 11/30/04	474,900	92,400	567,300	27.87	20,357
12/1/04 to 12/31/04 (1)	224,100	—	224,100		—

Total	$2,013,600	$403,800	$2,417,400		83,222

Fiscal year end 2003:
1/1/03 to 5/31/03	$1,024,400	$298,100	$1,322,500	$27.07	53,925
6/1/03 to 11/30/03	933,900	177,800	1,111,700	27.98	39,890
12/1/03 to 12/31/03 (1)	150,300	—	150,300		—

Total	$2,108,600	$475,900	$2,584,500		93,815

(1)	Because the Purchase Periods do not coincide with the Plan’s fiscal year, the month of December is shown separately for each year. The month of December is included in the Purchase Period ending in February of the following year.

NOTE 4 — FEDERAL INCOME TAXES
The Plan is neither a qualified plan under Section 401(a) of the Internal Revenue Code nor is it an employee stock purchase plan under Section 423 of the Internal Revenue Code. Participants are immediately subject to any required tax withholding by Equity Office on the discount/compensation as incurred and earned under the Plan. All such income and tax withholding are reported on the Participant’s annual Form W-2 wages statement.

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-72187) pertaining to the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan of our report dated February 9, 2006, with respect to the financial statements of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended, included in this Annual Report and included as Exhibit 99.1 in the 2005 Annual Report (Form 10-K) of Equity Office Properties Trust for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Chicago, Illinois
February 28, 2006